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                                                                    EXHIBIT 99.2


FOR MORE INFORMATION, CONTACT:

Rob Bateman, Chief Financial Officer
Applied Microsystems Corporation
425.882.5683
robb@amc.com


                   APPLIED MICROSYSTEMS ANNOUNCES PURCHASE OF

                             REBA TECHNOLOGIES, INC.

REDMOND, WA -- MAY 23, 2002 -- Applied Microsystems Corporation (NASDAQ: APMC) today announced that it has completed its acquisition of REBA Technologies, Inc. on terms in line with the previously announced letter of intent. REBA's patent-pending technology is focused on enhancing the operation of server farms for enterprises, Application Server Providers and Network Service Providers.

The acquisition consideration received by REBA's shareholders consisted of an aggregate of 350,000 shares of Applied's common stock plus an aggregate principal amount of $178,000 of promissory notes, due May 22, 2004, and bearing interest at the rate of 6% annually. At the closing of the transaction, certificates and notes representing 50% of the aggregate merger consideration were placed into escrow for the purpose of securing the indemnification obligations of the REBA shareholders. Applied did not acquire any personnel, tangible assets, or known liabilities in the transaction.

Because Lary Evans is a director of Applied Microsystems and was a majority stockholder of REBA's outstanding shares, the negotiation of the terms of the acquisition was handled by an independent committee of Applied's Board of Directors composed of disinterested directors. This committee engaged an independent valuation firm to provide a basis for negotiations, and ultimately recommended that the transaction be approved by the Company's entire Board of Directors.


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"We are excited about the opportunity to now focus greater attention on developing products for corporate data centers," said Stephen J. Verleye, President and CEO of Applied. "We plan to provide further information about product plans utilizing REBA technology as soon as we can."

Applied Microsystems has a 23-year track record as a leading developer of tools and technology for embedded systems. Increasingly, embedded systems technology is at the core of new capabilities in the commercial communications and computing markets -- in applications such as storage area networks, networking appliances, communications and networking equipment. While Applied has historically been a developer of tools for use by embedded systems developers, the REBA acquisition represents an expansion into development of hardware and software products aimed at end-user markets -- specifically, corporate data centers.

The company can be reached at P.O. Box 97002, Redmond, WA 98073-9702; by phone at 800-426-3925; or by e-mail at info@amc.com. Visit Applied on the Web at www.amc.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated or stated or implied by such forward-looking statements. These factors include, without limitation, the ability of the Company to integrate the REBA technology into its development plans, the ability of the Company to successfully develop hardware and software to be used in markets such as enterprise server farms and internetworking equipment using intellectual property acquired in the transaction, market acceptance for planned products and services, relationships with third parties, sufficient availability and retention of qualified personnel, ability of the Company to maintain/improve gross margins and operating margins on its existing products and service while shifting its research and development focus to include hardware and software aimed at end-user markets, the overall economic climate of the businesses and geographies in which the Company operates, availability of sufficient resources, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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